Exhibit 3(ii)

ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED BYLAWS
OF
RENASANT CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Amended and Restated Bylaws of Renasant Corporation, as amended (as so amended, the “Bylaws”), the Board of Directors hereby adopts the following Articles of Amendment to the Amended and Restated Bylaws of Renasant Corporation:

The Bylaws are hereby amended in the following respects:

(a) Article III, Section 9 is deleted in its entirety, and the following is substituted therefor:

Section 9. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the board of directors of the corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the corporation’s notice of meeting delivered pursuant to Section 4 of Article II of these bylaws, (B) by or at the direction of the board of directors or (C) by any stockholder of the corporation who (x) was a stockholder of record at the time of giving of notice provided for in this Section 9(a) and at the time of the annual meeting, (y) is entitled to vote at the meeting and (z) complies with the notice procedures set forth in clauses (ii), (iii), and (iv) of this Section 9(a) as to such business or nomination. As described in these bylaws, clause (C) and the procedures set forth in Section 9(a)(ii), (iii) and (iv) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual meeting of stockholders.

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 9(a), the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and, in the case of business other than director nominations, such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if such public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 9(a)(ii) or Section 9(b),the “Stockholder Notice”)must: (A) set forth, as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any of their respective affiliates, associates, or

Exhibit 3(ii)

others acting in concert with them (referred to in this Section 9 as “Group Members”) (i) the name and address of such stockholder, as they appear on the corporation’s books, such beneficial owner and each of their respective Group Members, (ii) (a) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, and any of their respective Group Members, (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder, such beneficial owner or any of their respective Group Members, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the corporation, (d) any short interest in any security of the corporation (for purposes of this bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (e) any rights to dividends on the shares of the corporation owned by such stockholder, such beneficial owner or any of their respective Group Members that are separated or separable from the underlying shares of the corporation, (f) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or any of their Group Members is a general partner or, directly or indirectly, beneficially owns an interest in a general partnership, and (g) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective Group Members is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family sharing the same household (which information shall be supplemented by such person not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) a representation and undertaking that the stockholder intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting, (iv) a representation that the stockholder, beneficial owner, or any of their respective Group Members intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether the stockholder, such beneficial owner, and their respective Group Members intend to solicit the holders of shares representing at least 67% of the voting power of the corporation’s stock); or otherwise solicit proxies from stockholders in support of such proposal or nomination, and (v) any other information relating to such stockholder, such beneficial owner, or their respective Group Members, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the Stockholder Notice relates to any business other than a nomination of a director(s), set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner or any of their respective Group Members in such business and (iii) a description of all agreements, arrangements and understandings between such stockholder, such beneficial owner and their respective Group Members and any other person(s) (including their names) in connection with the proposal of such business ; (C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the board of directors (i) all information relating to such person that

Exhibit 3(ii)

would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, such beneficial owner and their respective Group Members, on the one hand, and each proposed nominee and his or her respective affiliates, associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate, associate, or others acting in concert with them, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (D) with respect to each nominee for election or reelection to the board of directors, include (i) such person’s written consent (a) to being named as a nominee of such stockholder, (b) to being named in the corporation’s form of proxy pursuant to Rule 14a-19 under the Exchange Act, and (c) to serving as a director of the corporation if elected, and (ii) a completed and signed questionnaire, representation and agreement as required by Section 9(d) below. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting.

The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(iii) In addition to the foregoing requirements in Section 9(a)(ii), to be timely, the Stockholder Notice, along with any additional information submitted to the corporation in connection therewith, must be further updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is ten days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (B) to provide any additional information that the corporation may reasonably request. Any such update and supplement or additional information must be received by the Secretary at the principal executive offices of the corporation (i) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the corporation; or (ii) in the case of any other update or supplement of any information, not later than seven days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than ten days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of ten days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof).

(iv) Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if a stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, such stockholder shall deliver to the corporation, not later than seven days prior to the applicable meeting of stockholders, reasonable evidence that it has met the requirements of Rule 14a-19 promulgated under the Exchange Act. The failure to timely provide such update, supplement, evidence, or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19

Exhibit 3(ii)

(including because the stockholder fails to provide the corporation with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting, shall not be included on the corporation’s proxy card (if not already delivered to the corporation’s stockholders), and any votes or proxies in respect of such nomination shall be treated as abstentions, and such proxies shall be counted for the purposes of determining a quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any Stockholder Notice, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination.

(v) Notwithstanding anything in the second sentence of clause (ii) of this Section 9(a) to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 100 days prior to the first anniversary of the immediately preceding year’s annual meeting, the Stockholder Notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting pursuant to Section 4 of Article II of these bylaws. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the board of directors or (C) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who (i) was a stockholder of record at the time of giving of notice provided in this bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this bylaw as to such nomination (with references in Sections 9(a)(ii)-(iv) to “annual meeting” deemed to mean “special meeting” for the purposes hereof). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as applicable) for election to such position(s) as are specified in the corporation’s Notice of Meeting, if the Stockholder Notice with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 9(d) below) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for giving of the Stockholder Notice as described above.

(c) General.

Exhibit 3(ii)

(i) No person shall be eligible to be nominated by a stockholder for election as a director of the corporation, or to be seated as a director of the corporation, unless nominated and elected in accordance with the procedures set forth in this Section 9. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 9. Except as otherwise provided by law, the Articles of Incorporation or these bylaws, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as applicable, in accordance with the procedures set forth in this Section 9, and, if any proposed nomination or business is not in compliance with this Section 9, to declare that the defective nomination shall be disregarded or such business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such nominations or business that may have been received by the corporation shall be treated by the corporation as abstentions and counted for purposes of determining a quorum.

(ii) Notwithstanding anything to the contrary in this Section 9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination shall be disregarded or such business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such nominations or business that may have been received by the corporation are treated by the corporation as abstentions and counted for purposes of determining a quorum. For purposes of this Section 9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(iii) Without limiting this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 14a-19, with respect to the matters set forth in this bylaw, it being understood that (A) any references in these bylaws to the Exchange Act are not intended to, and shall not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 9; and (B) any compliance with clause (C) of Section 9(a)(i) and the procedures in Section 9(a)(ii), (iii) and (iv) in connection with an annual meeting and with Section 9(b) in connection with a special meeting are the exclusive means for a stockholder to make nominations or submit other business (other than as provided by Section 9(c)(iv)).

(iv) Nothing in this Section 9 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Articles of Incorporation or these bylaws.

(v) For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by a national wire service or in a document filed or furnished by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and rules and regulations promulgated thereunder.

(d) Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this bylaw)

Exhibit 3(ii)

to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

(b) Except as amended hereby, the Bylaws shall remain in full force and effect.

These Articles of Amendment were approved by the Board of Directors of Renasant Corporation on October 24, 2023.

                             /s/ Mark W. Jeanfreau
                            Mark W. Jeanfreau, Secretary